                                                                     EXHIBIT 3.3


                            DELPHI PROPERTIES, INC.
                     ARTICLES OF AMENDMENT AND RESTATEMENT

         FIRST: Delphi Properties, Inc., a Maryland corporation, desires to amend and restate its charter as currently in effect and as hereinafter amended.

         SECOND The following provisions are all the provisions of the charter currently in effect and as hereinafter amended:

                                    ARTICLE I
                                    FORMATION

                  The undersigned, John Blahnik, whose address is c/o Delphi Corporation, 5725 Delphi Drive, Troy, Michigan 48098, being at least eighteen years of age, does hereby form a corporation under the laws of the State of Maryland.

                                   ARTICLE II
                                      NAME

                  The name of the corporation is Delphi Properties, Inc. (the "CORPORATION").

                                   ARTICLE III
                                PRINCIPAL OFFICE

                  The principal office of the Corporation in the State of Maryland is located at c/o The Corporation Trust Incorporated, 300 East Lombard Street, Baltimore, Maryland 21202. The resident agent of the Corporation at that address is The Corporation Trust Incorporated. The resident agent is a Maryland corporation.

                                   ARTICLE IV
                                     PURPOSE

                  The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Maryland General Corporation Law, provided that the Corporation's activities shall be limited in such manner to qualify for and maintain status as a real estate investment trust under Section 856 of the Code (defined below) until the Restriction Termination Date (defined in Section 7.1 below).

                                    ARTICLE V
                                  CAPITAL STOCK

                  Section 5.1 Definitions. The following terms have the following meanings:

                  (a) "ADMINISTRATIVE ACTION" means any judicial decision, official administrative pronouncement, published or private ruling, technical advice memorandum, Chief Counsel Advice (as defined in the Code), regulatory procedure, notice, or official announcement (including any notice or announcement of intent to adopt such procedures or regulations).

                  (b) "AFFILIATE" of any specified Person means (i) any other Person which, directly or indirectly, is in control of, is controlled by or is under common control with such specified Person or (ii) any other Person who is a director or executive officer (A) of such specified Person, (B) of any Subsidiary



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of such specified Person, or (C) of any Person described in clause (i) above.
For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

                  (c) "AUTOMATIC EXCHANGE" means an exchange of all of the Series A Preferred Stock for Delphi Series AA Preferred Stock, on a one share for one share basis, in accordance with the terms, conditions, and procedures specified in Section 6.5 hereof.

                  (d) "BANKRUPTCY CODE" means Chapter 11 of the U.S. Bankruptcy Code (11 U.S.C. Sections 101 et seq.), as amended.

                  (e) "BOARD OF DIRECTORS" means the board of directors of the Corporation.

                  (f) "BUSINESS DAY" means any day other than a Saturday, Sunday or any other day on which banking institutions and trust companies in New York City or Troy, Michigan are permitted or required by any applicable law to close.

                  (g) "CAPITAL STOCK" of the Corporation means the Common Stock, the Series A Preferred Stock and the Series B Preferred Stock.

                  (h) "CODE" means the Internal Revenue Code of 1986, as amended.

                  (i) "COMMON STOCK" means the common stock of the Corporation, par value $0.01 per share.

                  (j) "CONTRIBUTION AND LOAN AGREEMENT" means that certain Contribution and Loan Agreement dated on or about [_________________, 2003] by and between Delphi and the Corporation, as such agreement may be amended, supplemented or otherwise modified from time to time.

                  (k) "DELPHI" means Delphi Corporation, a Delaware corporation, and its successors and assigns.

                  (l) "DELPHI SERIES AA PREFERRED STOCK" means shares of the non-voting non-cumulative redeemable Series AA preferred stock of Delphi, [$0.10] par value per share.

                  (m) "DIVIDEND PAYMENT DATE" means [Quarterly Dividend Payment Dates] of each year, with respect to dividends payable for the Dividend Periods ending on such dates, provided that, if any such date is not a Business Day, then the Dividend Payment Date for such Dividend Period ending on such date shall be the next Business Day following such date.

                  (n) "DIVIDEND PERIOD" (other than the Initial Dividend Period) means each of the quarterly periods (i) commencing on and including [Period Beginning the Day Following the Dividend Payment Date and ending on the following Dividend Payment Date], (ii) commencing on and including [Period Beginning the Day Following the Dividend Payment Date and ending on the following Dividend Payment Date], (iii) commencing on and including [Period Beginning the Day Following the Dividend Payment Date and ending on the following Dividend Payment Date] and (iv) commencing on and including [Period Beginning the Day Following the Dividend Payment Date and ending on the following Dividend Payment Date] of the following calendar year.



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
                  (o) "EFFECTIVE TIME OF EXCHANGE" means the earliest possible date the applicable Automatic Exchange could occur as evidenced by the issuance by Delphi of a press release promptly, but in no event later than 48 hours after learning of the occurrence of an Exchange Event, confirming the date that the Automatic Exchange occurred.

                  (p) "EXCHANGE AGREEMENT" means that certain Series A Preferred Stock Exchange Agreement to be dated on or about [_______, 2003] by and between the Corporation and Delphi, as such agreement may be amended, supplemented or otherwise modified from time to time.

                  (q) "EXCHANGE EVENT" means the occurrence of any of the following events:

                  i. the failure of the Corporation to declare dividends on the Series A Preferred Stock for any two quarterly Dividend Periods within a rolling 60-month period;

                  ii. maturity or prepayment of all or any portion of the Indebtedness of Delphi under the Contribution and Loan Agreement and
         (A) the failure to refinance such matured or prepaid Indebtedness or
         (B) the failure of Delphi to contribute or sell to the Corporation within 90 days thereafter replacement REIT Qualified Assets that would yield investment income substantially similar to the matured or prepaid notes, provided that the Corporation's aggregate investment income is expected to be sufficient to pay full dividends on the Series A Preferred Stock, plus reasonably anticipated expenses;

                  iii. the transfer (other than to Holdings) or liquidation of substantially all the assets with respect to which Delphi is the primary obligor or guarantor and the failure of Delphi to contribute or sell to the Corporation within 90 days thereafter replacement REIT Qualified Assets that would yield investment income substantially similar to the transferred or liquidated assets, provided that the Corporation's aggregate investment income is expected to be sufficient to pay full dividends on the Series A Preferred Stock, plus reasonably anticipated expenses;

                  iv. an event of default in respect of the Contribution and Loan Agreement or the mortgage obligations related thereto or any asset for which Delphi is the primary obligor or guarantor;

                  v. the failure of Delphi to remain at all times the primary obligor or guarantor in respect of investments accounting for at least two-thirds of the Corporation's investment income;

                  vi. the failure of Delphi to maintain its Moody's long-term senior unsecured debt rating at or above "Ba2" or its Standard & Poor's long-term senior unsecured debt rating at or above "BB";

                  vii. the acceleration of any Indebtedness of Delphi in a principal amount in excess of $50 million;

                  viii. (A) Delphi's board of directors passes a resolution authorizing Delphi to (I) commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law, (II) consent to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of Delphi for all or substantially all of the property and assets of Delphi or (III) effect any general assignment for the benefit of creditors; or (B) (I) Delphi ceases to pay its debts generally as such debts become due; or (II) a custodian, other than a trustee, receiver, or agent appointed or authorized to take charge of less than substantially all of the property of Delphi for the purpose of enforcing a lien against such property, shall be appointed or take possession of all or substantially all of the property and





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
         assets of Delphi. For the purposes of this subsection, all terms used herein but not otherwise defined in this Agreement shall have the meaning given to them in the Bankruptcy Code;

                  ix. an Investment Company Act Event; or

                  x. the Corporation's failure to qualify, or to remain qualified, as a REIT, whether because of a failure to distribute annually 90% of the Corporation's REIT taxable income; the nature of the Corporation's assets; the Corporation's manner of operation, organization, capital structure or equity ownership; or other factor; provided, however, that this Exchange Event will occur as of the date the Internal Revenue Service officially determines that the Corporation will no longer qualify as a REIT or upon the receipt by the Corporation of an opinion of counsel, rendered by a law firm experienced in such matters, in form and substance satisfactory to the Corporation, that the Corporation will no longer qualify as a REIT and the Corporation does not exercise its right to redeem the Series A Preferred Stock.

                  (r) "FFO" means funds from operations of the Corporation and is equal to net income of the Corporation plus depreciation of real or personal property used to generate income, less any gain on the sale of real estate plus any loss on the sale of real estate calculated according to generally accepted accounting principles in the United States.

                  (s) "HOLDINGS" means Delphi Properties Holdings, LLC, a Maryland limited liability company.

                  (t) "INDEBTEDNESS" means any indebtedness for borrowed money or guarantees of indebtedness for borrowed money.

                  (u) "INDEPENDENT DIRECTORS" is defined in Section 10.1 hereof.

                  (v) "INITIAL DIVIDEND PERIOD" means the first Dividend Period following the initial issuance of any Series A Preferred Stock, which shall commence on and include the first day upon which a share of Series A Preferred Stock shall be issued and shall end on and include the last day of the Dividend Period in which such issuance occurs.

                  (w) "INVESTMENT COMPANY ACT" means the Investment Company Act of 1940, as amended.

                  (x) "INVESTMENT COMPANY ACT EVENT" means (i) the receipt by the Corporation of an opinion of counsel, rendered by a law firm experienced in such matters, in form and substance satisfactory to the Corporation, to the effect that there is more than an insubstantial risk that the Corporation is or will be considered an "investment company" that is required to be registered under the Investment Company Act, as a result of the occurrence of a change in law or regulation or a written change in interpretation or application of law or regulation by any legislative body, court, governmental agency, or regulatory authority or (ii) the Corporation is required to be registered under the Investment Company Act.

                  (y) "JUNIOR STOCK" means any and all classes or series of equity securities of the Corporation expressly designated as ranking junior to the Series A Preferred Stock as to dividend rights or rights upon the liquidation of the Corporation, including, but not limited to, the Common Stock.

                  (z) "LIQUIDATION VALUE" means $25.00 per share of Series A Preferred Stock, plus the amount of any previously declared but unpaid dividends, without interest.




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                  (aa) "MANAGEMENT AGREEMENT" means that certain Management and
Servicing Agreement dated on or about [_______, 2003] by and between Delphi and the Corporation, as such agreement may be amended, supplemented or otherwise modified from time to time.

                  (bb) "MOODY'S" means Moody's Investors Service, Inc., and any successor thereto.

                  (cc) "OPTIONAL REDEMPTION DATE" means [_________, 2008].

                  (dd) "PARITY STOCK" means any and all classes or series of equity securities of the Corporation expressly designated as ranking pari passu to the Series A Preferred Stock as to dividend rights or rights upon the liquidation of the Corporation.

                  (ee) "PERMITTED INDEBTEDNESS" means Indebtedness in an aggregate amount not to exceed $10,000,000 so long as the Corporation's outstanding common stockholder's equity as determined in accordance with generally accepted accounting principles in the United States is at least $150,000,000 upon the date of incurrence of any Indebtedness.

                  (ff) "PERSON" means an individual, corporation, partnership, estate, trust (including a trust qualified under Sections 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company, or other entity.

                  (gg) "PREFERRED DIRECTOR" means either of the two directors elected by holders of the Series A Preferred Stock in accordance with Section 6.3(b) hereof.

                  (hh) "PREFERRED STOCK" means the Series A Preferred Stock and the Series B Preferred Stock of the Corporation.

                  (ii) "PURCHASE AGREEMENT" means that certain Purchase Agreement to be dated on or about [______________, 2003] by and among Delphi, the Corporation and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representative for the underwriters named therein, as such agreement may be amended, supplemented or otherwise modified, from time to time.

                  (jj) "RATING AGENCIES" means Moody's and Standard & Poor's.

                  (kk) "RECORD DATE" means the record dates for determination of the holders of record of the Corporation's Capital Stock, which will be on the first day of each month in which a Dividend Payment Date falls.

                  (ll) "REDEMPTION PRICE" means $25.00 per share plus previously authorized, declared and unpaid dividends, without interest.

                  (mm) "REIT" is defined in Section 9.1 hereof.

                  (nn) "REIT QUALIFIED ASSETS" means (i) membership interests in Holdings, to the extent that Holdings' assets consist of mortgage notes or other real estate assets; (ii) mortgage notes; (iii) residential mortgage loans or commercial mortgage loans, including participation interests in residential or commercial mortgage loans; (iv) mortgage-backed securities eligible to be held by REITs; (v) cash, cash items (which includes receivables) and government securities; or (vi) other real estate assets, as determined by the Board of Directors.

                  (oo) "SDAT" means the State Department of Assessments and Taxation of Maryland.

                  (pp) "SENIOR STOCK" means any and all classes or series of equity securities of the Corporation or any warrants, options or other rights exercisable for or convertible or exchangeable into any class or series of any of the Corporation's equity securities expressly designated as ranking senior to the Series A Preferred Stock as to dividend rights or rights upon the liquidation, dissolution or winding up of the Corporation.

                  (qq) "SERIES A PREFERRED STOCK" means the Series A non-cumulative redeemable exchangeable perpetual preferred stock of the Corporation, par value $0.10 per share.

                  (rr) "SERIES B PREFERRED STOCK" means the Series B preferred stock of the Corporation, par value $.10 per share.

                  (ss) "STANDARD & POOR'S" means Standard & Poor's Rating Services, a division of the McGraw-Hill Companies, Inc., and any successor thereto.

                  (tt) "SUBSIDIARY" of a Person means any corporation, association, partnership, or other business entity of which more than 50% of the total voting power of shares of capital stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned, directly or indirectly, by (i) such Person, (ii) such Person and one or more Subsidiaries of such Person, or (iii) one or more Subsidiaries of such Person.

                  (uu) "TAX EVENT" means the receipt by the Corporation of an opinion of counsel, rendered by a law firm experienced in such matters, in form and substance satisfactory to the Corporation, to the effect that there is more than an insubstantial risk that (i) dividends paid or to be paid by the Corporation with respect to the Capital Stock of the Corporation are not, or will not be, fully deductible by the Corporation for United States federal income tax purposes, or (ii) the Corporation is, or will be, subject to additional taxes, duties, or other governmental charges in an amount which the Board of Directors reasonably determines to be significant, as a result of (A) any actual or proposed amendment to, clarification of, or change in (including any announced prospective change), the laws, treaties, or related regulations of the United States or any of its political subdivisions or their taxing authorities affecting taxation, (B) an Administrative Action, which is effective, or such official pronouncement or decision is announced, on or after the date of issuance of any of the Series A Preferred Stock or (C) any amendment to, clarification of, or change in the official position or the interpretation of such Administrative Actions or any interpretation or pronouncement that provides for a position with respect to such Administrative Actions that differs from the theretofore generally accepted position, in each case, by any legislative body, court, governmental authority, taxing authority or regulatory body, and, in each case, irrespective of the manner in which such amendment, clarification or change is made known.

                  (vv) "VOTING RATIO" means the ratio of voting power in the Corporation, which, without considering any voting power of the Series B Preferred Stock, shall be divided 90% to the authorized shares of Common Stock and 10% to the authorized shares of Series A Preferred Stock.

                  Section 5.2 Authorized Shares. The Corporation has the authority to issue 76,000,125 shares of stock, consisting of (a) 36,000,000 shares of Common Stock, $0.01 par value per share; (b) 40,000,000 shares of Series A Preferred Stock, $0.10 par value per share and (c) 125 shares of Series B Preferred Stock, $0.10 par value per share. The aggregate par value of all authorized shares of stock having par value is $4,360,012.50. If shares of one class of stock are classified or reclassified into shares of another class of stock pursuant to this Article V, the number of authorized shares of the former class shall


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be automatically decreased and the number of shares of the latter class shall be automatically increased, in each case by the number of shares so classified or reclassified, so that the aggregate number of shares of stock of all classes that the Corporation has authority to issue shall not be more than the total number of shares of stock set forth in the first sentence of this Section 5.2. Subject to the rights expressly granted herein to the holders of any Preferred Stock, the Board of Directors, without any action by the stockholders of the Corporation, may amend the charter to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that the Corporation has authority to issue.

                  Section 5.3 Charter and Bylaws. All persons who shall acquire stock in the Corporation shall acquire the same subject to the provisions of the charter and the bylaws of the Corporation.

                  Section 5.4 Common Stock. Each share of Common Stock shall entitle the holder thereof to one vote. The Board of Directors may reclassify any unissued shares of Common Stock from time to time into one or more classes or series of stock. Subject to Section 6.1(d), holders of the Common Stock shall be entitled to receive dividends, if, as and when authorized by the Board of Directors and declared by the Corporation, out of assets of the Corporation legally available therefor; provided, that, so long as any shares of the Series A Preferred Stock are issued and outstanding, such dividends shall only be authorized by the Board of Directors to the extent necessary to maintain the Corporation's status as a REIT or as consented to by the holders of the Series A Preferred Stock pursuant to Section 6.3(c).

                  Section 5.5 Preferred Stock. Subject to the rights expressly granted herein to the holders of any Preferred Stock, the Board of Directors may classify any unissued shares of Preferred Stock and reclassify any previously classified but unissued shares of Preferred Stock of any series from time to time, into one or more classes or series of stock.

                  Section 5.6 Classified or Reclassified Shares. Prior to issuance of classified or reclassified shares of any class or series, the Board of Directors by resolution shall: (a) designate that class or series to distinguish it from all other classes and series of stock of the Corporation;
(b) specify the number of shares to be included in the class or series; (c) set or change, subject to the express terms of any class or series of stock of the Corporation outstanding at the time, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each class or series; and (d) cause the Corporation to file articles supplementary with the SDAT. Any of the terms of any class or series of stock set or changed pursuant to clause (c) of this Section 5.6 may be made dependent upon facts or events ascertainable outside the charter (including determinations by the Board of Directors or other facts or events within the control of the Corporation) and may vary among holders thereof, provided that the manner in which such facts, events or variations shall operate upon the terms of such class or series of stock is clearly and expressly set forth in the articles supplementary filed with the SDAT.

                  Section 5.7 Series B Preferred Stock Designation. The Series B Preferred Stock shall have preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption as specified by the Board of Directors and set forth in the Articles Supplementary specifying the Series B Preferred Stock as the same may be filed with the SDAT. The Series B Preferred Stock shall rank junior to the Series A Preferred Stock.





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
                                   ARTICLE VI
                            SERIES A PREFERRED STOCK

                  Section 6.1 Dividends.

                  (a) Payment of Dividends. Holders of the Series A Preferred Stock shall be entitled to receive, if, as and when authorized by the Board of Directors and declared by the Corporation, out of assets of the Corporation legally available therefor, non-cumulative quarterly cash dividends at the rate of [$______] per share, and no more. The non-cumulative cash dividends described in this Section 6.1(a) shall be payable, if, when and as authorized and declared, quarterly in arrears on a Dividend Payment Date. Each authorized and declared dividend shall be payable to holders of record of the Series A Preferred Stock as they appear on the stock books of the Corporation at the close of business on a Record Date; provided, however, that if a redemption date for the Series A Preferred Stock occurs after a dividend is authorized and declared but before it is paid, such dividend shall be paid as part of the redemption price to the person to whom the redemption price is paid.

                  (b) No Interest. Holders of the Series A Preferred Stock shall not be entitled to any interest, or any sum of money in lieu of interest, in respect of any dividend payment or other payments on the Series A Preferred Stock authorized by the Board of Directors and declared by the Corporation which may be unpaid. Any dividend payment made on the Series A Preferred Stock shall first be credited against the earliest authorized and declared but unpaid cash dividend with respect to the Series A Preferred Stock.

                  (c) Dividends not Cumulative. The right of holders of the Series A Preferred Stock to receive dividends is non-cumulative. Accordingly, if the Board of Directors does not authorize or declare a dividend payable in respect of any Dividend Period, or authorizes or declares less than a full dividend payable in respect of any Dividend Period, holders of the Series A Preferred Stock shall have no right to receive any dividend or a full dividend, as the case may be, in respect of such Dividend Period, and the Corporation shall have no obligation to pay a dividend or to pay full dividends in respect of such Dividend Period, whether or not dividends are authorized and declared and payable in respect of any future Dividend Period.

                  (d) Priority as to Dividends. No dividends or other distributions shall be authorized, declared, or paid or set apart for payment on the Common Stock or Junior Stock, if any, for any Dividend Period unless full dividends have been or contemporaneously are authorized, declared, and paid, or authorized and declared and a sum sufficient for the payment thereof set apart for such payment, on the Series A Preferred Stock for such Dividend Period. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) for any Dividend Period on the Series A Preferred Stock, dividends authorized and declared on the Series A Preferred Stock or any Parity Stock shall only be authorized and declared pro rata based upon the respective amounts that would have been paid on the Series A Preferred Stock and such Parity Stock had dividends been authorized and declared in full. In addition to the foregoing restriction, the Corporation shall not (1) authorize, declare, pay, or set apart funds for any dividends or other distributions with respect to the Common Stock or Junior Stock, if any, (except for dividends payable solely in additional shares of Common Stock or Junior Stock) or (2) repurchase, redeem, or otherwise acquire, or set apart funds for repurchase, redemption, or other acquisition of, the Common Stock or Junior Stock, if any, through a sinking fund or otherwise (except by conversion into or exchange for such Common Stock or Junior Stock), unless and until such time as full dividends on all outstanding shares of Series A Preferred Stock have been (i) declared and paid for three consecutive Dividend Periods and (ii) declared and paid or declared and a sum sufficient for such payment has been set apart for payment for the fourth consecutive Dividend Period.




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
                  (e) Priority of Senior Stock. No dividend shall be paid or set aside for holders of Series A Preferred Stock for any Dividend Period unless full dividends have been paid or set aside for the holders of Senior Stock, if any, as to dividends for such Dividend Period.

                  (f) Distributions on Liquidation. Any reference to "dividends" or "distributions" in this Article VI shall not be deemed to include any distribution made in connection with any voluntary or involuntary dissolution, liquidation or winding up of the Corporation.

                  (g) Determination of Corporation Liabilities. In determining whether a distribution (other than upon voluntary or involuntary dissolution, liquidation or winding up of the Corporation), by dividend, redemption or otherwise, is permitted under Maryland General Corporation Law, amounts that would be needed, if the Corporation were to be dissolved at the time of the distribution, to satisfy the liquidation preference of the shares of Series A Preferred Stock will not be added to the Corporation's total liabilities.

                  Section 6.2 Liquidation Preference. The amount payable on the outstanding Series A Preferred Stock in the event of any voluntary or involuntary liquidation, dissolution, or winding-up of the affairs of the Corporation, out of the assets of the Corporation legally available for distribution to stockholders under applicable law, or the proceeds thereof, shall be equal to the Liquidation Value. Upon any such liquidation, dissolution, or winding-up of the Corporation, the holders of the Series A Preferred Stock shall be entitled, before any distribution shall be made to the holders of the Common Stock or Junior Stock, if any, to be paid the full amount of the Liquidation Value, but the holders of the Series A Preferred Stock shall not be entitled to any further payment with respect to such shares. If the amounts available for distribution in respect of the Series A Preferred Stock upon any such voluntary or involuntary liquidation, dissolution, or winding up are not sufficient to satisfy the full liquidation rights of all of the outstanding Series A Preferred Stock, then the holders of such outstanding shares shall share ratably in any such distribution of assets in proportion to the full respective preferential amounts to which they are entitled. All distributions made in respect of the Series A Preferred Stock in connection with such a liquidation, dissolution, or winding up of the Corporation shall be made pro rata per share to the holders entitled thereto. The consolidation or merger of the Corporation with or into any other entity, the consolidation or merger of any other entity with or into the Corporation or the sale of all or substantially all of the Corporation's property or business, shall not be deemed to be a liquidation, dissolution or winding up of the Corporation for purposes of this Section.

                  Section 6.3 Voting Rights.

                  (a) General. In addition to the special voting rights specified in subsections (b) and (c) hereof, the holders of the Series A Preferred Stock shall be entitled to 1/10th of one vote per share on all matters submitted to a vote of the stockholders, voting as a single class with the holders of the Common Stock and the holders of any other class of stock entitled to vote as a single class with the holders of the Common Stock.

                  (b) Right to Elect Additional Directors under Certain Circumstances. If full dividends on the Series A Preferred Stock shall not have been paid for any six Dividend Periods, the number of directors of the Corporation shall thereupon increase by two and, subject to compliance with any requirement for regulatory approval of (or non-objection to) persons serving as directors, the holders of the Series A Preferred Stock, voting separately as a class, shall have the right to elect the two Preferred Directors at the Corporation's next annual meeting of stockholders and at each subsequent annual meeting until full dividends have been authorized, declared, and paid for three consecutive Dividend Periods and authorized and declared and paid or a sum sufficient for payment thereof is set apart for payment for the fourth consecutive Dividend Period. The term of each such Preferred Director elected thereby shall terminate, and the total number of directors shall decrease by two, upon the first annual meeting of stockholders after the payment or the authorization, declaration, and setting aside for payment of full dividends on the Series A Preferred Stock for four consecutive Dividend Periods, or, if earlier, upon the occurrence of an Automatic Exchange or redemption of all the Series A Preferred Stock; provided, however, that if full dividends on the Series A Preferred Stock shall not have been paid for any six Dividend Periods subsequent to such termination, the holders of the Series A Preferred Stock, voting separately as a class, shall again have the right to elect two Preferred Directors pursuant to this Section. Any Preferred Director may be removed by, and shall not be removed except by, the majority vote of the holders of record of the outstanding Series A Preferred Stock, voting separately as a class, at a meeting of such stockholders called for such purpose. As long as dividends on the Preferred Stock shall not have been paid for any six Dividend Periods, (i) any vacancy in the office of a Preferred Director may be filled (except as provided in the following clause (ii)) by an instrument in writing signed by the remaining Preferred Director and filed with the Corporation, and (ii) in the case of the removal of any Preferred Director, the vacancy may be filled by the vote of the holders of the outstanding Series A Preferred Stock, voting separately as a class, at the same meeting at which such removal shall be considered. Each director appointed as aforesaid by the remaining Preferred Director shall be deemed, for all purposes hereof, to be a Preferred Director. Each Preferred Director shall be deemed to be an "Independent Director" for purposes of approving actions requiring the approval of the Independent Directors pursuant to Article X hereof.

                  (c) Other Voting Rights. The provisions of Section 8.3 notwithstanding, so long as any shares of Series A Preferred Stock are outstanding, the Corporation shall not, without the consent or vote of the holders of at least two-thirds of the outstanding Series A Preferred Stock, voting separately as a single class:

                  i. amend, alter, repeal or otherwise change any provision of the charter of the Corporation, including the terms of the Series A Preferred Stock, if such amendment, alteration, repeal, or change would materially and adversely affect the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications, or terms or conditions of redemption of the Series A Preferred Stock; provided, however, that an amendment that (A) increases the authorized number of the shares of Series B Preferred Stock, Common Stock or any other class of Junior Stock or (B) increases the authorized number of the shares of Series A Preferred Stock with a corresponding increase in the authorized number of the shares of Common Stock made to maintain the Voting Ratio of the Corporation shall not be deemed to be a material and adverse change requiring a vote of the holders of the Series A Preferred Stock pursuant to this Section 6.3(c);

                  ii. authorize, create, or increase the authorized amount of or issue any class or series of any equity securities of the Corporation that would constitute Senior Stock as to the Series A Preferred Stock, or any warrants, options, or other rights exercisable for or convertible or exchangeable into any class or series of any equity securities of the Corporation that would constitute Senior Stock;

                  iii. effect a consolidation, conversion, or merger of the Corporation with or into, or a share exchange (other than an exchange of Series A Preferred Stock for Delphi Series AA Preferred Stock upon the occurrence of an Automatic Exchange) with, another entity except that the Corporation may, without the consent or vote of the holders of the Series A Preferred Stock, consolidate or merge with or into, or enter into a share exchange with, another entity, if: (A) such entity is an Affiliate of Delphi; (B) such entity is a corporation, business trust, or other entity organized under the laws of the United States or a political subdivision of the United States that is not regulated as an investment company under the Investment Company Act and that, according to an opinion of counsel rendered by a firm experienced in such matters, is qualified as a REIT for United States federal income tax purposes; (C) such other entity expressly assumes all of the Corporation's obligations and commitments pursuant to such consolidation, merger, or share exchange; (D) the outstanding shares of Series A Preferred Stock are exchanged for or converted into shares of the surviving entity having preferences, limitations, and relative voting and other rights substantially identical to those of the Series A Preferred Stock, including limitations on personal liability of the holders; (E) after giving effect to such merger, consolidation or share exchange, no breach, or event which, with the giving of notice or passage of time or both, could become a breach, by the Corporation of its obligations under its charter shall have occurred and be continuing; and (F) the Corporation shall have received written notice from each of the Rating Agencies and delivered a copy of such written notice to the transfer agent of the Corporation confirming that such merger, consolidation or share exchange will not result in a reduction of the rating assigned by any of such Rating Agencies to the Series A Preferred Stock (or the preferred interests of the surviving corporation, trust, or entity issued in replacement of the Series A Preferred Stock), and as a condition to effecting any such consolidation, conversion, merger or share exchange, the Corporation shall deliver to the transfer agent and cause to be mailed to each record holder of the Series A Preferred Stock, at least 30 days prior to such transaction becoming effective, a notice describing such transaction, together with a certificate of one of the executive officers of the Corporation and an opinion of counsel issued to the Corporation, each stating that such consolidation, conversion, merger or share exchange does not violate the requirements of the charter of the Corporation and that all conditions precedent provided for in the charter relating to the transaction have been complied with;

                  iv. make or permit to be made any payment to Delphi or its Affiliates relating to any Indebtedness of the Corporation or beneficial interests in the Corporation when the Corporation is precluded, as described under Section 6.1(d) hereof, from paying dividends or making distributions in respect of the Common Stock, or make such payment or permit such payment to be made in anticipation of any liquidation, dissolution, or winding up of the Corporation;

                  v. incur any Indebtedness other than Permitted Indebtedness or Indebtedness approved by the Independent Directors in accordance with
         Section 10.5;

                  vi. pay any dividends or make any other distributions on the Common Stock, unless FFO for the fiscal quarter immediately preceding such payment will, after the payment of such dividend on the Common Stock, enable the Corporation to pay full dividends on the Series A Preferred Stock for the then current Dividend Period, plus reasonably anticipated expenses, except as may be necessary to maintain the Corporation's status as a REIT;

                  vii. make any payment of interest or principal with respect to any Indebtedness to Delphi or its Affiliates unless FFO for the fiscal quarter immediately preceding such payment will, after the payment of such interest and principal, enable the Corporation to pay full dividends on the Series A Preferred Stock for the then current Dividend Period, plus reasonably anticipated expenses, except as may be necessary to maintain the Corporation's status as a REIT;

                  viii. amend or otherwise change the Corporation's policy, once adopted, permitting the reinvestment of the proceeds of its assets in other interest-earning assets in respect of which Delphi is not the primary obligor or guarantor, only to the extent that the return from such assets over any period of four fiscal quarters is anticipated to equal or exceed the annualized dividend rate on the Series A Preferred Stock by 150%, except as may be necessary to maintain the Corporation's status as a REIT;

                  ix. sell, convey, transfer or otherwise cease to hold an interest in Holdings such that the Corporation does not have a majority interest in Holdings;

                  x. modify the operating agreement of Holdings such that the Corporation does not determine the timing and amount of distributions made to the members of Holdings;

                  xi. remove "Delphi" from the name of the Corporation unless the name of Delphi is changed and the Corporation's name is changed to be consistent with the new name of Delphi;

                  xii. issue any additional Common Stock in an amount that would result in Delphi or its controlled Affiliates owning less than 100% of the outstanding shares of Common Stock of the Corporation; or

                  xiii. commence proceedings for the voluntary liquidation of the Corporation's business.

                  Section 6.4 Redemption.

                  (a) Optional Redemption. The Series A Preferred Stock is not subject to mandatory redemption and, except as hereinafter provided in Section 6.4(b) hereof, is not subject to optional redemption by the Corporation prior to the Optional Redemption Date. On or after the Optional Redemption Date, the Series A Preferred Stock may be redeemed out of funds legally available therefor by the Corporation, at its option, in whole or in part, at any time and from time to time, upon notice as provided in Section 6.4(d), at the Redemption Price.

                  (b) Redemption upon the Occurrence of a Tax Event. The Corporation will have the right, at any time (whether before or after the Optional Redemption Date) upon the occurrence of a Tax Event, to redeem the Series A Preferred Stock, in whole or in part, upon notice as provided in
Section 6.4(d) hereof, at the Redemption Price.

                  (c) Procedures on Redemption. If less than all of the outstanding shares of Series A Preferred Stock are to be redeemed, the Corporation will select those shares to be redeemed pro rata, by lot or by such other methods as the Board of Directors in its sole discretion determines to be equitable, provided that such methods satisfy any applicable requirements of any securities exchange or quotation system on which the Series A Preferred Stock is then listed or quoted. If redemption is being effected by the Corporation, on and as of the date fixed for redemption, the Series A Preferred Stock called for redemption shall be deemed to cease to be outstanding, provided that the Redemption Price has been duly paid or provided for.

                  (d) Notice of Redemption. Notice of any redemption, setting forth (i) the date and place fixed for said redemption and (ii) the Redemption Price shall be mailed at least 30 days, but not more than 60 days, prior to said date fixed for redemption to each holder of record of the shares of Series A Preferred Stock to be redeemed at his or her address as the same shall appear on the stock books of the Corporation. If less than all of the shares of Series A Preferred Stock owned by such holder are then to be redeemed, such notice shall specify the number of shares thereof that are to be redeemed and the numbers of the certificates representing such shares. Notice of any redemption shall be given by first class mail, postage prepaid. Neither failure to mail such notice, nor any defect therein or in the mailing thereof, to any particular holder shall affect the sufficiency of the notice or the validity of the proceedings for redemption with respect to the other holders. Any notice which was mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the holder receives such notice.

                  (e) Status of Redeemed Shares. If such notice of redemption shall have been so mailed, and if, on or before the date fixed for redemption specified in such notice, all funds necessary for such redemption shall have been set aside by the Corporation, or any successor or acquiring or resulting entity, separate and apart from its other funds in trust for the account of the holders of the Series A Preferred Stock to be redeemed (so as to be and continue to be available therefor) or delivered to the redemption agent with irrevocable instructions to effect the redemption in accordance with the relevant notice of redemption, then, on and after said redemption date, notwithstanding that any certificate for the Series A Preferred Stock so called for redemption shall not have been surrendered for cancellation or transfer, the Series A Preferred Stock so called for redemption by the Corporation shall be deemed to be no longer outstanding and all rights with respect to such Series A Preferred Stock so called for redemption shall forthwith cease and terminate, except in each case for the right of the holders thereof to receive, out of the funds so set aside in trust, the Redemption Price, but without interest, upon surrender (and endorsement or assignment for transfer, if required by the Corporation or such other entity) of their certificates. Shares of Series A Preferred Stock redeemed pursuant to this Section 6.4, or purchased or otherwise acquired for value by the Corporation shall, after such acquisition, have the status of authorized and unissued shares of Series A Preferred Stock and may be reclassified and issued by the Corporation at any time as shares of any series of preferred stock other than as Series A Preferred Stock.

                  (f) Unclaimed Funds. In the event that holders of the shares of Series A Preferred Stock that shall have been redeemed shall not within two years (or any longer period if required by law) after the redemption date claim any amount deposited in trust with a bank or trust company for the redemption of such shares, such bank or trust company shall, upon demand and if permitted by applicable law, pay over to the Corporation (or other entity that redeemed the shares) any such unclaimed amount so deposited with it, and shall thereupon be relieved of all responsibility in respect thereof, and thereafter the holders of such shares shall, subject to applicable escheat laws, be deemed to be unsecured creditors of the Corporation for an amount equivalent to the amount deposited as stated above for the redemption of the Series A Preferred Stock and so paid over to the Corporation, but shall in no event be entitled to any interest.

                  (g) Limitations on Redemption. No shares of Series A Preferred Stock may be redeemed in the case of a Tax Event, unless (i) another series of preferred stock of the Corporation is authorized and issued that differs from the Series A Preferred Stock only in respect of the dividend rate and the proceeds from the issuance of such preferred stock are used to fund the redemption or are paid to Delphi; (ii) the Common Stock of the Corporation is sold by Delphi; (iii) Common Stock of the Corporation is issued by the Corporation and the proceeds from such issuance are used to fund the redemption or are paid to Delphi; (iv) non-cumulative perpetual preferred securities or common stock of Delphi is sold by Delphi; (v) non-cumulative perpetual preferred securities have been issued by a subsidiary of Delphi and the proceeds from the issuance are used to fund the redemption or are paid to Delphi; (vi) within the six month period ending on the redemption date, the Corporation issues shares of any Parity Stock or Junior Stock; or (vii) within the six month period ending on the redemption date, Delphi or a REIT that is a subsidiary of Delphi shall have issued eligible replacement securities that result in net proceeds to Delphi that are at least equal to the aggregate Liquidation Value of the shares of Series A Preferred Stock called for redemption. Eligible replacement securities shall include securities similar to perpetual non-cumulative preferred stock of the Corporation, or perpetual preferred or common stock of Delphi.

                  Section 6.5       Automatic Exchange.

                  (a) Exchange Event. Upon the occurrence of an Exchange Event, then, subject to the terms and conditions of this Section 6.5, each share of Series A Preferred Stock will be immediately and automatically exchanged for one newly issued share of Delphi Series AA Preferred Stock. The preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of the Delphi Series AA Preferred Stock shall be as set forth in the Certificate of Incorporation of Delphi, which has been filed with the Secretary of State of Delaware.

                  (b) Surrender of Certificates. Upon an Exchange Event, each holder of the Series A Preferred Stock shall be unconditionally obligated to surrender to Delphi the certificates representing each share of Series A Preferred Stock held by such holder, and Delphi shall be unconditionally obligated to issue, or cause to be issued, to such holder in exchange for each such preferred share a certificate representing one share of Delphi Series AA Preferred Stock pursuant to the Exchange Agreement.

                  (c) Procedures for Exchange. The Automatic Exchange shall occur as of the Effective Time of the Exchange. As of the Effective Time of Exchange, (i) all of the outstanding Series A Preferred Stock to be surrendered to Delphi will be deemed canceled and exchanged for shares of Delphi Series AA Preferred Stock without any further action on the part of the Corporation or any other Person and (ii) all rights of the holders of such Series A Preferred Stock as stockholders of the Corporation shall cease and such persons shall thereupon and thereafter be deemed to be and shall be for all purposes the holders of Delphi Series AA Preferred Stock. Notice of the occurrence of the Exchange Event shall be given by the registrar by first-class mail, postage prepaid, mailed within 30 days of such event, to each holder of record of the Series A Preferred Stock, at such holder's address as the same appears on the stock books of the Corporation. Each such notice shall indicate the place or places where certificates for the Series A Preferred Stock are to be surrendered by the holders thereof, and Delphi shall deliver, or cause to be delivered, to each such holder certificates for Delphi Series AA Preferred Stock upon surrender of certificates for the Series A Preferred Stock. Until such replacement share certificates are delivered (or in the event such replacement certificates are not delivered), certificates previously representing the Series A Preferred Stock shall be deemed for all purposes to represent Delphi Series AA Preferred Stock.

                  (d) Status of Redeemed Shares; Dividends. Any of the Series A Preferred Stock purchased by the Corporation or redeemed in accordance with
Section 6.4 hereof prior to the Effective Time of Exchange shall not be deemed outstanding and shall not be subject to the Automatic Exchange. In the event of an Automatic Exchange, the holders of the Series A Preferred Stock that are exchanged for the Delphi Series AA Preferred Stock shall be entitled to receive dividends on the Delphi Series AA Preferred Stock that are equivalent to dividends that were authorized, declared and unpaid in respect of the Series A Preferred Stock at the time of the exchange, upon declaration by the board of directors of Delphi.

                  Section 6.6 No Conversion Rights. The holders of the Series A Preferred Stock shall not have any rights to convert such shares into shares of any other class or series of stock or into any other securities of, or any other interest in, the Corporation.

                  Section 6.7 No Sinking Fund. No sinking fund shall be established for the retirement or redemption of the Series A Preferred Stock.

                  Section 6.8 No Other Rights. The Series A Preferred Stock shall not have any designations, preferences, or relative, participating, optional, or other special rights, except as set forth in the charter of the Corporation or as otherwise required by law.

                  Section 6.9 Compliance with Applicable Law. Authorization by the Board of Directors and declaration and payment by the Corporation of dividends to holders of the Series A Preferred Stock and repurchase, redemption, or other acquisition by the Corporation of the Series A Preferred Stock shall be subject in all respects to any and all restrictions and limitations placed on dividends, redemptions, or other distributions by the Corporation under laws, regulations, and regulatory conditions or limitations applicable to or regarding the Corporation from time to time.

                  Section 6.10 Authorization and Issuance of Additional Shares. The Series A Preferred Stock shall be subject to the authorization and issuance of Senior Stock to the extent not expressly prohibited by the charter of the Corporation.

                  Section 6.11 Legend. Each certificate for the Series A Preferred Stock, or statement of information required under the Maryland General Corporation Law to be delivered to holders of shares of the Series A Preferred Stock issued without certificates, shall bear substantially the following legend in conspicuous type:

         THE SERIES A PREFERRED STOCK REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS OF THE CHARTER OF THE CORPORATION AND A CERTAIN EXCHANGE AGREEMENT, DATED [__________], 2003, REQUIRING THEIR EXCHANGE IN CERTAIN CIRCUMSTANCES INTO SERIES AA PREFERRED STOCK OF DELPHI. THE CORPORATION WILL MAIL TO THE STOCKHOLDER A COPY OF THE CHARTER OF THE CORPORATION AND SUCH AGREEMENT, WITHOUT CHARGE, WITHIN FIVE DAYS AFTER RECEIPT OF A WRITTEN REQUEST THEREFOR.

                                   ARTICLE VII

                          RESTRICTIONS ON TRANSFER AND
                           OWNERSHIP OF CAPITAL STOCK

                  Section 7.1 Definitions. The following terms have the following meanings:

                  (a) "CHARITABLE BENEFICIARY" means, with respect to any Trust, one or more organizations described in each of Section 170(b)(1)(A) and Section 170(c) of the Code that are named by the Corporation as the beneficiary or beneficiaries of such Trust, in accordance with the provisions of Section 7.16 hereof.

                  (b) "CONSTRUCTIVE OWNERSHIP" means ownership of Capital Stock by a Person who (i) either would own such shares directly or would have beneficial ownership under a nominee or custodial arrangement (in either case without taking into account the application of Section 544 of the Code, as modified by Section 856(h)(1)(B)) or (ii) would be treated as the indirect or constructive owner of such shares through the application of Section 856(h)(3)(A)(i) of the Code or Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code. The terms "Constructive Owner", "Constructively Own", and "Constructively Owned" have correlative meanings.

                  (c) "INDIVIDUAL" means any natural person and any entity that is included in the definition of individual in Section 542(a)(2) of the Code, but does not include a pension trust described in Section 401(a) of the Code which qualifies for look-through treatment under Section 856(h)(3)(A)(i) of the Code.

                  (d) "INITIAL DATE" means the earliest date upon which the Preferred Stock of the Corporation is beneficially owned by at least 100 Persons (determined under the principles of Section 856(a)(5) of the Code).

                  (e) "MARKET PRICE" on a particular date means, with respect to any class or series of outstanding shares of Preferred Stock, the last sale price for such Preferred Stock or, in case no such sale takes place on such day, the average of the closing bid and asked prices for such Preferred Stock, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the principal national securities exchange on which such Preferred Stock is listed or admitted to trading or, if such Preferred Stock is not listed or admitted to trading on any national securities exchange, the last quoted price or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or, if such system is no longer in use, the principal other automated quotation system that may then be in use or, if such Preferred Stock is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such Preferred Stock selected by the Board of Directors of the Corporation or, in the event that no trading price is available for such Preferred Stock, the fair market value of the Preferred Stock, as determined in good faith by the Board of Directors of the Corporation.


                  (f) "OWNERSHIP LIMIT" means not more than 9.9% of any outstanding series of Preferred Stock of the Corporation. The amount of the issued and outstanding Preferred Stock shall be determined by the Board of Directors of the Corporation in good faith, which determination shall be conclusive for all purposes hereof. The Board of Directors also may determine that compliance with any restriction or limitation on stock ownership and transfers set forth in this Article VII is no longer required for REIT qualification and, therefore, may waive compliance with such restriction or limitation in whole or in part or determine that, based upon then current law, such restriction or limitation may be modified.


                  (g) "PROHIBITED OWNER" means, with respect to any purported Transfer, any Person who, but for the provisions of Section 7.2, would own or Constructively Own Preferred Stock in violation of this Article VII and, if appropriate in the context, shall also mean any Person who would have been the record owner of the shares that the Prohibited Owner would have so owned.

                  (h) "RESTRICTION TERMINATION DATE" means the first day after the Initial Date on which the Corporation determines pursuant to Section 10.4 that it is no longer in the best interests of the Corporation to attempt to, or continue to, qualify as a REIT.

                  (i) "TRANSFER" means any issuance, sale, transfer, gift, assignment, devise, or other disposition, as well as any other event that causes any Person to acquire Constructive Ownership of any Preferred Stock or the right to vote or receive dividends on Preferred Stock, or any agreement to take any such actions or cause any such events, including (i) the granting or exercise of any option (or any disposition of any option), (ii) any disposition of any securities or rights convertible into or exchangeable for Preferred Stock or any interest in Preferred Stock or any exercise of any such conversion or exchange right, (iii) transfers of interests in other entities that result in changes in Constructive Ownership of Preferred Stock, and (iv) the transfer of any Preferred Stock pursuant to a waiver of the Ownership Limit under Section 7.8; in each case, whether voluntary or involuntary, whether Constructively Owned and whether by operation of law or otherwise.

                  (j) "TRUST" means any trust described in Section 7.10.

                  (k) "TRUSTEE" means any Person, who shall not be an Affiliate of the Corporation or any Prohibited Owner, designated by the Corporation to act as trustee of any Trust, or any successor trustee thereof.

                  Section 7.2 Ownership Limitations. During the period commencing on the Initial Date and ending on the Restriction Termination Date:

                  (a) Basic Restrictions.

                  i. No Individual shall Constructively Own Preferred Stock in excess of the Ownership Limit. In determining the Preferred Stock Constructively Owned by any Individual, the Preferred Stock Constructively Owned solely as a result of such Individual's status as a direct or indirect stockholder of Delphi shall not be considered. Delphi shall not be subject to the Ownership Limit restriction set forth in this Section 7.2(a)(i).

                  ii. Notwithstanding any other provisions contained herein, any Transfer of Preferred Stock that, if effective, would result in Preferred Stock being beneficially owned by less than 100 Persons (determined under the principles of Section 856(a)(5) of the Code) shall be void ab initio, and the intended transferee shall acquire no rights in such Preferred Stock.

                  (b) Transfers in Trust. If any proposed Transfer of Preferred Stock, if effective, would result in any Person Constructively Owning shares of Preferred Stock in violation of Section 7.2(a)(i) hereof, then:

                  i. that number of shares of Preferred Stock the Constructive Ownership of which otherwise would cause such Individual to violate
         Section 7.2(a)(i) (rounded up to the nearest whole share) shall be automatically transferred to a Trust for the benefit of a Charitable Beneficiary, as described in Section 7.10 hereof, effective as of the close of business on the Business Day prior to the date of such Transfer, and such Individual shall acquire no rights in such shares; or

                  ii. if the transfer to the Trust described in clause (i) above would not be effective for any reason to prevent the violation of
         Section 7.2(a)(i), then the Transfer of that number of shares of Preferred Stock that otherwise would cause any Individual to violate
         Section 7.2(a)(i) shall be void ab initio, and the intended transferee shall acquire no rights in such Preferred Stock.

                  Section 7.3 Remedies for Breach. If the Board of Directors of the Corporation or any duly authorized committee thereof shall at any time determine in good faith that a Transfer or other event has taken place that results in a violation of Section 7.2(a) hereof or that an Individual intends to acquire or has attempted to acquire Constructive Ownership of any Preferred Stock in violation of Section 7.2(a) (whether or not such violation is intended), the Board of Directors or a committee thereof shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or other event, including, without limitation, causing the Corporation to redeem shares, refusing to give effect to such Transfer on the books of the Corporation or instituting proceedings to enjoin such Transfer or other event; provided, however, that any Transfers or attempted Transfers or other events in violation of Section 7.2(a) shall, where applicable, automatically result in the transfer to the Trust described above and shall, where applicable, be void ab initio, as provided above, irrespective of any action (or non-action) by the Board of Directors or a committee thereof.

                  Section 7.4 Notice of Restricted Transfer. Any Person who acquires or attempts or intends to acquire Constructive Ownership of shares of Preferred Stock that will or may violate Section 7.2(a) or any Person who would have owned Preferred Stock that resulted in a transfer to the Trust pursuant to the provisions of Section 7.2(b) shall immediately give written notice to the Corporation of such event, or in the case of such a proposed or attempted transaction, give at least 15 days' prior written notice, and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer on the Corporation's status as a REIT.

                  Section 7.5 Owners Required to Provide Information. During the period commencing on the Initial Date and ending on the Restriction Termination
Date:

                  (a) Each Person who is a Constructive Owner of at least one-half of one percent (or such higher percentage as permitted by the Code or the Treasury Regulations promulgated thereunder if it is established that the number of holders of record is greater than 200) of the outstanding shares of Preferred Stock, within 30 days of June 30 and December 31 of each year, shall give written notice to the Corporation stating the name and address of such owner, the number of shares of Preferred Stock Constructively Owned by such owner, and a description of the manner in which such shares are held. Each such owner shall provide to the Corporation such additional information as the Corporation may request in order to determine the effect, if any, of such Constructive Ownership on the Corporation's status as a REIT and to ensure compliance with the Ownership Limit.

                  (b) Each Person who is a Constructive Owner of any shares of Capital Stock, and each Person (including the stockholder of record) who is holding Capital Stock for a Constructive Owner, shall provide to the Corporation such information as the Corporation may request from time to time, in good faith, in order to determine the Corporation's status as a REIT and to comply with requirements of any taxing authority or governmental authority or to determine such compliance.

                  Section 7.6 Remedies not Limited. Subject to Section 10.1, nothing contained in this Article VII shall limit the authority of the Board of Directors of the Corporation to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its stockholders in preserving the Corporation's status as a REIT.

                  Section 7.7 Ambiguity. In the case of any ambiguity in the application of any of the provisions of this Article VII, the Board of Directors of the Corporation shall have the power to determine the application of the provisions of Article VII with respect to any situation based on the facts known to it. In the event this Article VII requires an action by the Board of Directors and the charter of the Corporation fails to provide specific guidance with respect to such action, the Board of Directors shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of Sections 7.1 through 7.16.

                  Section 7.8 Exceptions.

                  (a) Subject to Section 7.8(b) hereof, upon the receipt of a ruling from the Internal Revenue Service, or an opinion of counsel, in either case in form and substance satisfactory to the Board of Directors, in its sole discretion, as it may deem necessary or advisable in order to determine or ensure that an exemption from the Ownership Limit or an increase in the Ownership Limit will not jeopardize the Corporation's status as a REIT, the Board of Directors, in its sole discretion, may exempt a Person from the Ownership Limit and may increase an Ownership Limit for such Person. Notwithstanding the receipt of any ruling or opinion, the Board of Directors may impose such conditions or restrictions as it deems appropriate in connection with granting such exemption or increase.

                  (b) An underwriter which participates in a public offering or a private placement of Preferred Stock (or securities convertible into or exchangeable for Preferred Stock) may own or Constructively Own shares of Preferred Stock (or securities convertible into or exchangeable for Preferred Stock) in excess of the Ownership Limit, but only to the extent necessary to facilitate such public offering or private placement.

                  Section 7.9 Legend. Each certificate for Preferred Stock, or statement of information required under the Maryland General Corporation Law to be delivered to holders of shares of Preferred Stock issued without certificates, shall bear substantially the following legend:

         The shares represented by this certificate are subject to restrictions on Constructive Ownership and Transfer for the purpose of the Corporation's maintenance of its status as a REIT under the Code. If any of the restrictions on transfer or ownership are violated, the shares of Preferred Stock represented hereby may be automatically transferred to a Trust for the benefit of one or more Charitable Beneficiaries. In addition, upon the occurrence of certain events, attempted Transfers in violation of the restrictions described above may be deemed to be void ab initio. All capitalized terms used in this legend have the meanings defined in the charter of the Corporation, as the same may be amended from time to time, a copy of which, including the restrictions on transfer and ownership, will be furnished to each holder of shares of Preferred Stock of the Corporation on request and without charge.

Instead of the foregoing legend, the certificate for Preferred Stock may state that the Corporation will furnish a full statement of certain restrictions on transferability of such Preferred Stock to stockholders on request and without charge.

                  Section 7.10 Ownership in Trust. Upon any attempted Transfer or other event that would result in a transfer of Preferred Stock to a Trust pursuant to this Article VII, such Preferred Stock shall be deemed to have been transferred to the Trustee as trustee of such Trust for the exclusive benefit of one or more Charitable Beneficiaries. Such transfer to the Trustee shall be deemed to be effective as of the close of business on the Business Day prior to the purported Transfer or other event that results in the transfer to the Trust. The Trustee shall be appointed by the Corporation and shall be a Person unaffiliated with the Corporation and any Prohibited Owner. Each Charitable Beneficiary shall be designated by the Corporation as provided in Section 7.16.

                  Section 7.11 Status of Shares Held by the Trustee. Preferred Stock held by the Trustee shall be issued and outstanding Preferred Stock of the Corporation. The Prohibited Owner shall have no rights in the shares held by the Trustee. The Prohibited Owner shall not benefit economically from ownership of any shares held in trust by the Trustee, shall have no rights to dividends and shall not possess any rights to vote or other rights attributable to the shares held in the Trust.

                  Section 7.12 Dividend and Voting Rights. The Trustee shall have all voting rights and rights to dividends or other distributions with respect to Preferred Stock held in the Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or other distribution paid prior to the discovery by the Corporation that the shares of Preferred Stock have been transferred to the Trustee shall be paid by the recipient of such dividend or distribution to the Corporation upon demand, and the Corporation shall pay such dividend or distribution to the Trustee. Any unpaid dividend with respect to the Prohibited Owner shall be rescinded as void. Any dividend or distribution so paid to the Trustee shall be held in trust for the Charitable Beneficiary. The Prohibited Owner shall have no voting rights with respect to shares held in the Trust and, subject to applicable law, effective as of the date that the shares of Preferred Stock have been transferred to the Trustee, the Trustee shall have the authority (at the Trustee's sole discretion) (i) to rescind as void any vote cast by a Prohibited Owner prior to the discovery by the Corporation that the Preferred Stock have been transferred to the Trustee, and (ii) to recast such vote in accordance with the desires of the Trustee acting for the benefit of the Charitable Beneficiary; provided, however, that if the Corporation has already taken irreversible corporate action, then the Trustee shall not have the authority to rescind and recast such vote. Notwithstanding the provisions of this Article VII, until the Corporation has received notification that shares of Preferred Stock have been transferred into the Trust, the Corporation shall be entitled to rely on its share transfer and other stockholder records for purposes of preparing lists of stockholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes of stockholders.

                  Section 7.13 Liquidation Rights. The amount payable on the Prohibited Owner's ratable share of the Preferred Stock held in the Trust in the event of any voluntary or involuntary liquidation, dissolution or winding-up of affairs of the Corporation, out of the assets of the Corporation legally available for distribution to stockholders under applicable law, or the proceeds thereof, shall be limited to the price paid by the Prohibited Owner for the stock held in the Trust, or if no value was given, the price per share equal to the Market Price of such Preferred Stock on the day of the event causing such Preferred Stock to be held in the Trust.

                  Section 7.14 Sale of Shares by Trustee. Within 20 days after receiving notice from the Corporation that shares of Preferred Stock have been transferred to the Trust, the Trustee of the Trust shall sell the shares held in the Trust to a Person, designated by the Trustee, whose ownership of the shares will not violate the ownership limitations set forth in this Article VII. Upon such sale, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and to the Charitable Beneficiary as provided in this Section
7.14. The Prohibited Owner shall receive the lesser of (i) the price paid by the Prohibited Owner for the shares or, if the Prohibited Owner did not give value for the shares in connection with the event causing the shares to be held in the Trust (e.g., in the case of a gift, devise, or other such transaction), the Market Price of the shares on the day of the event causing the shares to be held in the Trust, and (ii) the price per share received by the Trustee from the sale or other disposition of the shares held in the Trust. Any net sales proceeds in excess of the amount payable to the Prohibited Owner shall be immediately paid to the Charitable Beneficiary. If, prior to the discovery by the Corporation that shares of Preferred Stock have been transferred to the Trustee, such shares are sold by a Prohibited Owner, then such shares shall be deemed to have been sold on behalf of the Trust and, to the extent that the Prohibited Owner received an amount for such shares that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to this Section 7.14, such Prohibited Owner shall pay such excess amount to the Trustee upon demand.

                  Section 7.15 Purchase Right in Preferred Stock Transferred to the Trustee. Shares of Preferred Stock transferred to the Trustee shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the Trust (or, in the case of a devise or gift, the Market Price at the time of such devise or gift), and (ii) the Market Price on the date the Corporation, or its designee, accepts such offer. The Corporation shall have the right to accept such offer until the Trustee has sold the shares held in the Trust pursuant to Section 7.14. Upon such a sale to the Corporation, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner.

                  Section 7.16 Designation of Charitable Beneficiaries. By written notice to the Trustee, the Corporation shall designate one or more nonprofit organizations to be the Charitable Beneficiary or Beneficiaries of the interest in the Trust such that (i) the shares of Preferred Stock held in the Trust would not violate the restrictions set forth in this Article VII in the hands of such Charitable Beneficiary or Beneficiaries, and (ii) each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055, and 2522 of the Code.

                  Section 7.17 Settlement of Transactions. Nothing in this
Article VII shall preclude the settlement of any transaction entered into through the facilities of any national securities exchange or automated inter-dealer quotation system. The fact that the settlement of any transaction is so permitted shall not negate the effect of any other provision of this
Article VII and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Article VII.

                  Section 7.18 Enforcement. The Corporation is specifically authorized to seek equitable relief, including injunctive relief, to enforce the provisions of this Article VII.

                  Section 7.19 Non-Waiver. No delay or failure on the part of the Corporation or the Board of Directors in exercising any right hereunder shall operate as a waiver of any right of the Corporation or the Board of Directors, as the case may be, except to the extent specifically waived in writing.

                                  ARTICLE VIII

                    REPURCHASE OF SHARES; PREEMPTIVE RIGHTS;
                    EXTRAORDINARY ACTIONS; CUMULATIVE VOTING

                  Section 8.1 Right to Repurchase Shares. In addition to the specific rights to redeem certain classes of shares upon the happening of certain events or under certain circumstances, as may otherwise be provided in the charter of the Corporation, the Corporation, through its Board of Directors, shall have the right and power to repurchase any of its outstanding shares of stock at such times, for such considerations and upon such terms and conditions as may be agreed upon between the Corporation and the selling stockholder or stockholders.

                  Section 8.2 No Preemptive or Appraisal Rights. Unless authorized by the Board of Directors, no holders of shares of stock of the Corporation shall have any pre-emptive right to subscribe for or to purchase any shares of stock of the Corporation of any class. No holder of shares of Capital Stock shall be entitled to exercise the rights of an objecting stockholder under Subtitle 2 of Title 3 of the Maryland General Corporation Law.

                  Section 8.3 Extraordinary Actions. Notwithstanding any provision of law now or hereafter in force requiring or permitting any action to be taken or approved by the affirmative vote of the holders of shares entitled to cast a greater number of votes, any such action shall be effective and valid if declared advisable by the Board of Directors and taken or approved by the affirmative vote of holders of shares entitled to cast a majority of all the votes entitled to be cast on the matter.

                  Section 8.4 No Cumulative Voting. Notwithstanding any provision of law now or hereafter in effect, no stockholder shall have the right to vote cumulatively in the election of directors. Without limiting the generality of the immediately preceding sentence, no stockholder shall have the right at any time in the election of directors either to give one candidate as many votes as the number of directors to be elected multiplied by the number of his or her votes, or to distribute his or her votes on the same principle among two or more candidates.

                                   ARTICLE IX

                  REIT QUALIFICATION; REPORTING COMPANY STATUS

                  Section 9.1 REIT Qualification.

                  (a) The Board of Directors shall use commercially reasonable efforts to take such actions as are necessary or appropriate to qualify and preserve the status of the Corporation as a real estate investment trust ("REIT") for purposes of the federal income tax laws.

                  (b) The Board of Directors shall use commercially reasonable efforts to take such actions as are necessary or appropriate to prevent classification of the Corporation as a "pension-held REIT" under the Code.

                  (c) The Board of Directors shall use commercially reasonable efforts to take such actions as are necessary or appropriate to qualify and preserve the status of the Corporation as a "domestically controlled REIT" under the Code.

                  (d) Subject to approval by the Independent Directors pursuant to Section 10.4 hereof, if the Board of Directors determines that it is no longer in the best interests of the Corporation to continue to be qualified as a REIT, the Board of Directors may revoke or otherwise terminate the Corporation's REIT election pursuant to Section 856(g) of the Code.

                  Section 9.2 Reporting Company Status. At all times that any shares of Series A Preferred Stock are outstanding and are held by any Person other than Delphi or its Affiliates, the Corporation shall maintain its status as a reporting company under the Securities Exchange Act of 1934.

                                    ARTICLE X

                                    DIRECTORS

                  Section 10.1 Number of Directors; Independent Directors. The business and affairs of the Corporation shall be managed under the direction of the Board of Directors. The number of directors of the Corporation shall be four, which number may be increased or decreased pursuant to the charter and the bylaws of the Corporation, provided, however such number shall always be at least one. The previous sentence notwithstanding, no later than 30 days after the Closing Time (as such term is defined in the Purchase Agreement) and at all times thereafter so long as any shares of Series A Preferred Stock are outstanding, the Board of Directors of the Corporation shall consist of at least seven persons, at least three of whom shall be "INDEPENDENT DIRECTORS," which means that such persons are not a director (with the exception of serving as an Independent Director of the Corporation), officer or employee of the Corporation, Delphi or any of their Affiliates. For purposes of this Article X, any Preferred Directors elected pursuant to Section 6.3(b) hereof, shall be deemed to be additional Independent Directors.

                  Section 10.2 Names of Directors. The names of the directors who shall serve until the next annual meeting of stockholders and until their successors are duly elected and qualified are:

                  John G. Blahnik
                  Karen L. Healy
                  Atul Pasricha
                  John D. Sheehan

                  Section 10.3 Standard of Review by Independent Directors. The Independent Directors shall consider the interests of the holders of both the Common Stock and all classes of Preferred Stock, specifically to include the holders of the Series A Preferred Stock, in determining whether any proposed action requiring the approval of the Board of Directors or of the Independent Directors is in the best interests of the Corporation. In considering the interests of the holders of the Preferred Stock, including the holders of the Series A Preferred Stock, the Independent Directors owe the same duties which the Independent Directors owe to the holders of the Common Stock.

                  Section 10.4 Certain Actions Requiring Majority Approval of the Independent Directors. At all times that any shares of Series A Preferred Stock are outstanding, none of the following actions may be taken by the Corporation without the prior election of, and approval of a majority of, the Independent Directors:

                  (a) the issuance of any additional shares of stock of the Corporation, other than the Series B Preferred Stock, up to 36,000,000 shares of Common Stock or up to 40,000,000 shares of Series A Preferred Stock, in each case inclusive of the shares already outstanding or being issued in connection with the offering contemplated by the Purchase Agreement;

                  (b) the termination or modification of, or the election not to renew, the Management Agreement, or the subcontracting of any duties under these agreements to third parties unaffiliated with Delphi;

                  (c) a change in the Corporation's policy, once adopted, of limiting authorized investments which are not mortgages or other liens on and interests in real estate to no more than 20% of the value of the total assets of the Corporation or a change in the Corporation's investment policy that would be inconsistent with its exemption under the Investment Company Act;

                  (d) any consolidation, conversion, merger, or share exchange (other than pursuant to Section 6.5) that is not tax-free to holders of the Series A Preferred Stock unless such transaction is required to be approved by a two-thirds vote of the holders of the Series A Preferred Stock;

                  (e) the determination to revoke the Corporation's status as a REIT or any amendment to the REIT-related transfer restrictions on any shares of the capital stock of the Corporation;

                  (f) the modification of the general distribution policy or the authorization or declaration of any distribution in respect of Common Stock for any year if, after taking into account any such proposed distribution, total distributions on the Capital Stock of the Corporation would exceed an amount equal to the sum of 105% of the Corporation's taxable income, excluding capital gains, for such year plus the Corporation's net capital gains for that year;

                  (g) the redemption of any Common Stock of the Corporation; or

                  (h) the amendment, alteration or repeal or other change of
Article VII - "RESTRICTIONS ON TRANSFER AND OWNERSHIP OF CAPITAL STOCK."

                  Section 10.5 Certain Actions Requiring Unanimous Approval of the Independent Directors. At all times that any shares of Series A Preferred Stock are outstanding, the prior election of, and unanimous approval of, the Independent Directors is required to authorize the incurrence of Indebtedness other than Permitted Indebtedness; provided, however, that such approved Indebtedness, together with Permitted Indebtedness, may not, in the aggregate, exceed 20% of the Corporation's stockholder's equity as determined in accordance with generally accepted accounting principles in the United States.

                                   ARTICLE XI

               LIABILITY; INDEMNIFICATION AND ADVANCE OF EXPENSES

                  Section 11.1 Indemnification and Advance of Expenses. The Corporation shall, to the maximum extent permitted by Maryland law in effect from time to time, indemnify, and pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any individual who is a present or former director or officer of the Corporation or (b) any individual who, while a director of the

Corporation and at the request of the Corporation, serves or has served as a director, officer, partner or trustee of another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise from and against any claim or liability to which such individual may become subject or which such individual may incur by reason of his status as a present or former director or officer of the Corporation. The Corporation shall have the power, with the approval of the Board of Directors, to provide such indemnification and advancement of expenses to a Person who served a predecessor of the Corporation in any of the capacities described in
(a) or (b) above and to any employee or agent of the Corporation or a predecessor of the Corporation.

                  Section 11.2 Limitation of Liability. To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of directors and officers, no director or officer of the Corporation shall be liable to the Corporation or its stockholders for money damages. Neither the amendment nor repeal of this Article, nor the adoption or amendment of any other provision of the charter or bylaws inconsistent with this Article, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

                                   ARTICLE XII
                                   AMENDMENTS

                  Subject to the express limitations set forth in Sections 6.3(c) and Article X hereof, the Corporation reserves the right from time to time to make any amendment to its charter, now or hereafter authorized by law, including any amendment altering the terms or contract rights, as expressly set forth in the charter of the Corporation, of any outstanding shares of the Corporation. All rights and powers conferred by the charter of the Corporation on stockholders, directors, and officers of the Corporation are granted subject to this reservation.

         THIRD: The amendment to and restatement of the charter as hereinabove set forth have been duly advised by the Board of Directors and approved by the stockholders of the Corporation as required by law.

         FOURTH: The current address of the principal office of the Corporation in the State of Maryland is as set forth in Article III of the foregoing amendment and restatement of the charter.

         FIFTH: The name and address of the Corporation's current resident agent in the State of Maryland is as set forth in Article III of the foregoing amendment and restatement of the charter.

         SIXTH: The number of directors of the Corporation and the names of those currently in office are as set forth in Article X of the foregoing amendment and restatement of the charter.

         SEVENTH: The total number of shares of stock which the Corporation had authority to issue immediately prior to this amendment and restatement was 100 shares, $0.01 par value per share, all of one class. The aggregate par value of all shares of stock having par value was $1.00.

         EIGHTH: The total number of shares of stock which the Corporation has authority to issue pursuant to the foregoing amendment and restatement of the charter is 76,000,125 shares of stock, consisting of 36,000,000 shares of Common Stock, $0.01 par value per share, 40,000,000 shares of Series A Preferred Stock, $0.10 par value per share and 125 shares of Series B Preferred Stock, par value $0.10 per share. The aggregate par value of all authorized shares of stock having par value is $4,360,012.50.

         NINTH: The undersigned Chairman of the Board acknowledges these Articles of Amendment and Restatement to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned Chairman of the Board acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

         IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment and Restatement to be signed in its name and on its behalf by its Chairman of the Board and attested to by its Secretary on this ____ day of _____, 2003.



ATTEST:                              DELPHI PROPERTIES, INC.



                                     By:                                (SEAL)
-----------------------------               ----------------------------
Diane Kaye                                  John Blahnik
Secretary                                   Chairman of the Board